Exhibit 10.51
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of March 3, 2011 (the “Effective Date”), by and between Horizon Lines, Inc., a Delaware corporation (the “Company”), and Stephen H. Fraser (“Executive”).
     WHEREAS, prior to the Effective Date, Executive has served as a non-employee member of the Company’s Board of Directors (the “Board”); and
     WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to enter into an employment agreement with Executive for Executive to serve as the Company’s interim President and Chief Executive Officer and Executive is willing to serve as interim President and Chief Executive Officer of the Company, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by Executive and the Company as follows:
          1. Employment.
          (a) Term. Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate as of the date a successor President and Chief Executive Officer is appointed by the Board, unless terminated earlier by either party upon 30 days advance written notice pursuant to the procedures set forth in Section 5 hereof (the “Employment Term”); provided that the Board and Executive may agree to extend the Employment Term by a period of up to 45 days following the appointment of a successor President and Chief Executive Officer if such extension is necessary for the transition of Executive’s duties and responsibilities to such successor. Subject to Section 2(b), upon the termination of Executive’s employment, Executive (or his estate, heirs or beneficiaries, as applicable) shall be entitled to (i) payment of any earned, but unpaid Salary, (ii) payment of any accrued but unused vacation or paid time off, and (iii) other employee benefits to which Executive is entitled upon termination of employment in accordance with the terms of the applicable plans and programs of the Company.
          (b) Duties. During the period beginning on the Effective Date and ending on March 11, 2011, Executive shall be employed by the Company in a nonexecutive position. Effective March 11, 2011, Executive shall be appointed by the Board and thereafter be employed as interim President and Chief Executive Officer of the Company. Executive shall report solely to the Board and shall perform his duties faithfully and efficiently and to the best of his abilities, subject to the directions of the Board. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company. Notwithstanding the foregoing, Executive may continue to serve on the board of directors of Nautilus International Holding Corp. and the board of managers of Focus Products Group, LLC. During the Employment Term, the Company shall provide Executive with an office and administrative support at the Company’s headquarters commensurate with his position.
          (c) Board Service. During the Employment Term, Executive shall continue to serve as a member of the Board; provided, however, that as of the Effective Date Executive shall and hereby does resign from his service as a member of the Audit Committee and Finance

Committee. Upon termination of the Employment Term, Executive shall resume service as a non-employee member of the Board.
          2. Compensation. (a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Salary”) at the gross rate of $90,000 per month, payable in accordance with the Company’s payroll practices as in effect for senior executives.
          (b) Board Compensation and Stock Ownership Requirements. During the Employment Term, (i) Executive shall continue to receive annual restricted stock grants equivalent to those awarded to non-employee members of the Board, (ii) Executive shall continue to vest in his outstanding equity awards as if he remained a non-employee member of the Board during the Employment Term and (iii) the payment of the annual cash retainer to Executive for his Board service shall be prorated to reflect only Executive’s service as a non-employee member of the Board. During the Employment Term, Executive shall remain subject to the stock ownership requirements applicable to non-employee members of the Board, but not to the stock ownership requirements applicable to executives of the Company.
          (c) Benefits. During the Employment Term, Executive shall be eligible to participate in the employee benefit plans generally available to senior executives of the Company, to the extent Executive meets the eligibility requirements of any such plans, and, in any event, subject to the terms of the applicable plans; provided, however, that (i) except as provided in this Agreement, Executive shall not be entitled to receive any severance benefits or participate in the Company’s equity compensation program generally available to senior executives of the Company and (ii) in lieu of Executive’s participation in the Company’s group medical plan during all or any portion of the Employment Term, Executive may elect that the Company reimburse Executive for the premiums paid by Executive for the medical coverage of Executive and his dependents under the plan or policy in effect for their benefit as of the Effective Date. Executive shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for senior executives and to receive all other fringe benefits as are from time to time made generally available to senior executives of the Company. Nothing herein shall affect the Company’s right to alter, suspend, amend or discontinue any and all of its benefit plans, fringe benefits or policies, in whole or in part, at any time with or without notice in accordance with applicable law.
          (d) Legal Fees. The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with the negotiation and review of this Agreement and any documents ancillary thereto.
          (e) Expense Reimbursement. During the Employment Term, the Company shall reimburse Executive, in accordance with the Company’s policies and procedures, for all expenses incurred by Executive in the performance of Executive’s duties hereunder. Without limiting the foregoing, the Company shall reimburse Executive for all travel expenses (including transportation, food and lodging) incurred by Executive for travel between Chicago, Illinois and Charlotte, North Carolina.
          3. Federal and State Withholding. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

          4. Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company’s incorporation in effect from time to time, and subject to the conditions thereof, the Company shall (i) indemnify Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and (ii) pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, including an advancement of such expenses to the extent permitted by applicable law, subject to Executive’s execution of any legally required repayment undertaking. The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which Executive may be entitled under the certificate of incorporation and bylaws of the Company in effect from time to time and the Indemnification Agreement, dated June 1, 2010, between Executive and the Company. The indemnification rights of Executive in this Section 4 are referred to below as the “Indemnification Provisions.” The rights of Executive under the Indemnification Provisions shall survive the cessation of Executive’s employment with the Company. The Company shall maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering Executive with scope, exclusions, amounts and deductibles no less favorable to the insured than those applicable to the Company’s senior officers and directors on the Effective Date, or any more favorable as may be available to any other director or senior executive of the Company, while Executive is employed with the Company and thereafter until the sixth anniversary of Executive’s termination date.
          5. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other parties hereto (or such other address for such parties as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such parties pursuant to this Section 5.
          If to the Company, to:
Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
Facsimile: (704) 973-7010
Attention: Board of Directors, Chairman
          with a copy to:

Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
Facsimile: (704) 973-7010
Attention: General Counsel
          If to Executive, to:
Stephen H. Fraser
111 Carriage Road
North Barrington, Illinois 60010
          with a copy to:
Sidley Austin LLP
One S. Dearborn
Chicago, IL 60603
Facsimile: 312-853-7036
Attention: Matthew E. Johnson
          6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          7. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.
          8. Successors and Assigns. This Agreement shall be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. Executive may not assign this Agreement and any such assignment shall be null and void.
          9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws. To the extent that any party attempts to bring an action in court, Executive and the Company stipulate that personal jurisdiction over them in the state courts of Illinois is proper and agree that venue shall lie solely in the courts of Illinois over any such action.
          10. Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. Any reimbursement or advancement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
          11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
          12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HORIZON LINES, INC.
By:	/s/ Michael T. Avara
	Name:	Michael T. Avara
	Title:	Executive Vice President and CFO

/s/ Stephen H. Fraser
STEPHEN H. FRASER